EXHIBIT 99.1

Worthington Reports Fourth Quarter and Fiscal Year Results

COLUMBUS, Ohio, June 26, 2019 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $938.8 million and net earnings of $37.7 million, or $0.66 per diluted share, for its fiscal 2019 fourth quarter ended May 31, 2019.  Net earnings in the quarter were negatively impacted by pre-tax impairment and restructuring charges of $8.5 million, including $4.0 million of which was recorded in equity income.  The after-tax impact of these items reduced earnings per diluted share by $0.11.  Estimated inventory holding losses in Steel Processing reduced net earnings by an additional $8.4 million, or $0.11 per diluted share.  In the fourth quarter of fiscal 2018, the Company reported net sales of $1.0 billion and net earnings of $30.8 million, or $0.50 per diluted share.  Net earnings in the fourth quarter of fiscal 2018 were negatively impacted by pre-tax impairment charges of $52.9 million,  or $0.45 per diluted share.  Inventory holding gains in the prior year quarter were estimated to be $18.3 million, or $0.19 per diluted share.

For the fiscal year ended May 31, 2019, the Company reported net sales of $3.8 billion and net earnings of $153.5 million, or $2.61 per diluted share, down from net earnings of $194.8 million, or $3.09 per diluted share, in the prior year.  Net earnings in the current fiscal year were adversely affected by a replacement program related to certain composite hydrogen fuel tanks, resulting in a pre-tax charge of $13.0 million, or $0.17 per diluted share.  Estimated inventory holding losses in Steel Processing reduced net earnings by an additional $4.4 million, or $0.06 per diluted share.  Current year impairment and restructuring activity resulted in a net benefit of less than $1.0 million, or $0.01 per diluted share.  Net earnings in the prior fiscal year included a one-time tax benefit of $0.49 per diluted share related to the Tax Cuts and Jobs Act, but were adversely affected by net pre-tax impairment and restructuring activity totaling $53.8 million, or $0.45 per diluted share.  Inventory holding gains in the prior year were estimated to be $17.8 million, or $0.18 per diluted share.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	4Q 2019	3Q 2019	4Q 2018	12M 2019	12M 2018
Net sales	$938.8	$874.4	$1,020.5	$3,759.6	$3,581.6
Operating income	32.0	26.0	4.6	144.8	141.6
Equity income	25.1	20.8	39.6	97.0	103.1
Net earnings	37.7	26.8	30.8	153.5	194.8
Earnings per diluted share	$0.66	$0.46	$0.50	$2.61	$3.09

“We finished our 2019 fiscal year with solid results in the fourth quarter despite a challenging steel pricing environment,” said John McConnell, Chairman and CEO.  “Margins across all of our businesses improved from the third quarter, particularly in Pressure Cylinders.  I’d like to thank our employees for their continued commitment during the year as we worked hard to navigate the impacts of tariffs on our businesses.”

Consolidated Quarterly Results

Net sales for the fourth quarter of fiscal 2019 were $938.8 million, down 8% from the comparable quarter in the prior year, when net sales were $1.0 billion. The decrease was primarily driven by lower direct shipments in Steel Processing and lower overall volume in Pressure Cylinders, partially offset by higher average selling prices.

Operating income for the current quarter was $32.0 million, an increase of $27.4 million over the prior year quarter on lower impairment and restructuring charges. Excluding impairment and restructuring, operating income was down $19.3 million, primarily due to the unfavorable impact of current quarter inventory holding losses versus prior year holding gains and lower direct volumes, which were partially offset by a $17.6 million decline in SG&A expense due to lower profit sharing and bonus accruals and a decrease in accrued legal costs.  Impairment and restructuring charges in the current quarter consisted of $2.9 million related to the wind-down of the CNG fuel system facility in Salt Lake City, and $3.2 million related to certain long-lived assets at the consolidated toll processing joint venture, Worthington Specialty Processing.

Interest expense was $9.5 million for the current quarter, compared to $10.1 million in the prior year quarter.  The decrease was due primarily to lower average debt levels.

Equity income from unconsolidated joint ventures decreased $14.5 million from the prior year quarter to $25.1 million on lower contributions from all joint ventures.  The Company’s share of earnings at ClarkDietrich and WAVE were down $3.3 million and $2.0 million, respectively, as declining steel prices compressed spreads at ClarkDietrich and volume declined at WAVE.  Equity income in the current quarter was also negatively impacted by an impairment charge of $4.0 million to write down the 10% investment in Zhejiang Nisshin Worthington Precision Specialty Steel to its estimated fair value.  The Company received cash distributions of $29.2 million from unconsolidated joint ventures during the quarter for a total of $161.1 million for fiscal 2019, including $60.0 million of one-time special distributions from WAVE.

Income tax expense was $9.2 million in the current quarter compared to $1.1 million in the prior year quarter.  The increase was due primarily to a tax benefit recognized in the prior year quarter in connection with the impairment and anticipated sale of the Company’s cryogenics business in Turkey, offset partially by lower earnings excluding the prior year impairment and a lower federal statutory income tax rate as a result of the Tax Cuts and Jobs Act.  Tax expense in the current quarter reflects an annual effective rate of 22.0% compared to 4.0% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $749.3 million, down $0.2 million from February 28, 2019.  The Company had $92.4 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing’s net sales totaled $584.4 million, down 10%, or $68.4 million, from the comparable prior year quarter, driven by lower direct volume, partially offset by higher direct average selling prices.  Operating income of $14.9 million was $32.7 million less than the prior year quarter on the combined impact of lower direct volumes and a compressed pricing spread driven by current quarter inventory holding losses versus prior year holding gains.  The mix of direct versus toll tons processed was 55% to 45% in the current quarter, compared to 59% to 41% in the prior year quarter.

Pressure Cylinders’ net sales totaled $322.3 million, down 5%, or $17.7 million, from the comparable prior year quarter due to the impact of divestitures.  Excluding divestitures, net sales were relatively flat as lower volumes in consumer and industrial products were partially offset by higher average selling prices, combined with improved volume and product mix in the remaining oil & gas equipment facilities.  Operating income of $21.4 million was $50.7 million higher than the prior year quarter on lower impairment and restructuring charges. Excluding impairment and restructuring, operating income was flat but operating margin improved, as the impact of lower overall volumes was offset by improved pricing and mix.

Engineered Cabs’ net sales totaled $32.1 million, up $4.9 million, or 18%, over the prior year quarter on higher volume and average selling prices.  The operating loss of $3.2 million was $2.1 million less than the prior year quarter on higher net sales and gross margin.

Recent Developments and Fiscal 2019 Highlights

  On July 31, 2018, the Company sold the Garden City, Kan. and Dickinson, N.D. oil & gas manufacturing facilities to Palmer Manufacturing and Tank Inc. for $20.3 million, net of selling costs.
  In September 2018, the Company received a cash distribution of $35.0 million from WAVE representing the primary portion of its share of the proceeds in connection with the pending sale of the international operations of WAVE.
  In October 2018, the Company received a $25.0 million one-time special cash distribution from WAVE in connection with a financing transaction.
  On December 31, 2018, the Company sold the operating assets and real property related to its solder business to an affiliate of Lincoln Electric Holdings, Inc. (“Lincoln”) for $26.5 million, and subsequently sold certain brazing assets to Lincoln for an additional $1.1 million, resulting in a pre-tax net restructuring gain of $11.3 million.
  On May 1, 2019, the Company acquired substantially all of the assets of Magna Industries, Inc., a Cleveland-based manufacturer of MagTorch™ hand torches and accessories and Superior Tool plumbing accessories.  The total purchase price was $13.5 million which includes an earn-out provision tied to future performance.
  During the fourth quarter of fiscal 2019, the Company repurchased a total of 1,000,000 common shares for $39.1 million at an average price of $39.08, bringing the total number of shares repurchased during fiscal 2019 to 4,100,000 for $168.1 million at an average price of $40.99.
  On June 26, 2019, Worthington’s Board of Directors declared a quarterly dividend of $0.24 per share payable on September 27, 2019 to shareholders of record on September 13, 2019, an increase of $0.01 per share.

Outlook

“As we enter our new fiscal year, we expect to see continued positive momentum from our three-tiered strategy of growth through transformation, innovation and acquisitions,” said McConnell.  “While we expect steel pricing and a softening automotive market will continue to be headwinds, our growth levers combined with investments in technology have us positioned well to deliver on our goal of year over year earnings growth.  I’m also proud to announce that today our board approved an increase to our dividend marking the ninth straight year of increases.”

Conference Call

Worthington will review fiscal 2019 fourth quarter and full fiscal year results during its quarterly conference call on June 27, 2019, at 10:30 a.m., Eastern Time.  Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2019 fiscal year sales of $3.8 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 12,000 people and operates 79 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the successful sale of the WAVE international business; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2018.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2019	2018	2019	2018
Net sales	$938,842	$1,020,460	$3,759,556	$3,581,620
Cost of goods sold	812,839	857,514	3,279,601	3,018,763
Gross margin	126,003	162,946	479,955	562,857
Selling, general and administrative expense	87,863	105,492	338,392	367,460
Impairment of goodwill and long-lived assets	5,436	52,919	7,817	61,208
Restructuring and other expense (income), net	692	(28)	(11,018)	(7,421)
Operating income	32,012	4,563	144,764	141,610
Other income (expense):
Miscellaneous income (expense), net	494	(173)	2,716	2,996
Interest expense	(9,522)	(10,055)	(38,063)	(38,675)
Equity in net income of unconsolidated affiliates	25,142	39,618	97,039	103,139
Earnings before income taxes	48,126	33,953	206,456	209,070
Income tax expense	9,151	1,096	43,183	8,220
Net earnings	38,975	32,857	163,273	200,850
Net earnings attributable to noncontrolling interests	1,237	2,088	9,818	6,056
Net earnings attributable to controlling interest	$37,738	$30,769	$153,455	$194,794

Basic
Average common shares outstanding	55,850	59,355	57,196	60,923
Earnings per share attributable to controlling interest	$0.68	$0.52	$2.68	$3.20

Diluted
Average common shares outstanding	57,325	61,401	58,823	63,042
Earnings per share attributable to controlling interest	$0.66	$0.50	$2.61	$3.09

Common shares outstanding at end of period	55,468	58,877	55,468	58,877

Cash dividends declared per share	$0.23	$0.21	$0.92	$0.84

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$92,363	$121,967
Receivables, less allowances of $1,150 and $632 at May 31, 2019
and May 31, 2018, respectively	501,944	572,689
Inventories:
Raw materials	268,607	237,471
Work in process	113,848	122,977
Finished products	101,825	93,579
Total inventories	484,280	454,027
Income taxes receivable	10,894	1,650
Assets held for sale	6,924	30,655
Prepaid expenses and other current assets	69,508	60,134
Total current assets	1,165,913	1,241,122
Investments in unconsolidated affiliates	214,930	216,010
Goodwill	334,607	345,183
Other intangible assets, net of accumulated amortization of $87,759 and
$74,922 at May 31, 2019 and May 31, 2018, respectively	196,059	214,026
Other assets	20,623	20,476
Property, plant and equipment:
Land	23,996	24,229
Buildings and improvements	310,112	300,542
Machinery and equipment	1,049,068	1,030,720
Construction in progress	49,423	32,282
Total property, plant and equipment	1,432,599	1,387,773
Less: accumulated depreciation	853,935	802,803
Total property, plant and equipment, net	578,664	584,970
Total assets	$2,510,796	$2,621,787

Liabilities and equity
Current liabilities:
Accounts payable	$393,517	$473,485
Accrued compensation, contributions to employee benefit plans and
related taxes	78,155	96,487
Dividends payable	14,431	13,731
Other accrued items	59,810	57,125
Income taxes payable	1,164	4,593
Current maturities of long-term debt	150,943	1,474
Total current liabilities	698,020	646,895
Other liabilities	69,976	74,237
Distributions in excess of investment in unconsolidated affiliate	121,948	55,198
Long-term debt	598,356	748,894
Deferred income taxes, net	74,102	60,188
Total liabilities	1,562,402	1,585,412
Shareholders' equity - controlling interest	831,246	918,769
Noncontrolling interests	117,148	117,606
Total equity	948,394	1,036,375
Total liabilities and equity	$2,510,796	$2,621,787

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2019	2018	2019	2018
Operating activities:
Net earnings	$38,975	$32,857	$163,273	$200,850
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,959	26,373	95,602	103,359
Impairment of goodwill and long-lived assets	5,436	52,919	7,817	61,208
Provision for (benefit from) deferred income taxes	(4,058)	(18,215)	17,435	(38,237)
Bad debt expense	205	15	659	11
Equity in net income of unconsolidated affiliates, net of distributions	4,049	(11,384)	7,347	(13,352)
Net (gain) loss on assets	3,144	170	(7,059)	(10,522)
Stock-based compensation	3,978	3,682	11,733	13,758
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	17,553	(73,718)	73,346	(53,066)
Inventories	4,876	(44,431)	(33,649)	(84,654)
Prepaid expenses and other current assets	1,660	(12,253)	(24,284)	(12,402)
Other assets	4,506	1,787	3,325	(1,258)
Accounts payable and accrued expenses	(31,342)	118,788	(116,875)	105,984
Other liabilities	(2,269)	2,098	(811)	9,666
Net cash provided by operating activities	70,672	78,688	197,859	281,345

Investing activities:
Investment in property, plant and equipment	(23,945)	(20,769)	(84,499)	(76,088)
Acquisitions, net of cash acquired	(10,402)	-	(10,402)	(285,028)
Distributions from unconsolidated affiliate	-	2,400	56,693	2,400
Proceeds from sale of assets	1,393	4,569	49,683	21,311
Net cash provided (used) by investing activities	(32,954)	(13,800)	11,475	(337,405)

Financing activities:
Net repayments of short-term borrowings, net of issuance costs	-	(440)	-	(948)
Proceeds from long-term debt, net of issuance costs	-	-	-	197,685
Principal payments on long-term debt	(290)	(30,317)	(1,394)	(31,130)
Proceeds from issuance of common shares, net of tax withholdings	(1,726)	1,295	(6,371)	(2,120)
Payments to noncontrolling interests	(4,399)	(3,999)	(10,726)	(7,915)
Repurchase of common shares	(39,093)	(44,325)	(168,113)	(204,267)
Dividends paid	(12,963)	(12,559)	(52,334)	(51,359)
Net cash used by financing activities	(58,471)	(90,345)	(238,938)	(100,054)

Decrease in cash and cash equivalents	(20,753)	(25,457)	(29,604)	(156,114)
Cash and cash equivalents at beginning of period	113,116	147,424	121,967	278,081
Cash and cash equivalents at end of period	$92,363	$121,967	$92,363	$121,967

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2019	2018	2019	2018
Volume:
Steel Processing (tons)	940,844	1,039,480	3,714,850	3,819,977
Pressure Cylinders (units)	20,549,832	24,471,056	83,787,293	90,174,134

Net sales:
Steel Processing	$584,417	$652,777	$2,435,818	$2,252,771
Pressure Cylinders	322,308	340,004	1,207,798	1,206,183
Engineered Cabs	32,104	27,226	115,902	116,631
Other	13	453	38	6,035
Total net sales	$938,842	$1,020,460	$3,759,556	$3,581,620

Material cost:
Steel Processing	$443,111	$460,628	$1,834,920	$1,585,525
Pressure Cylinders	143,011	151,459	550,383	534,911
Engineered Cabs	14,803	13,025	52,031	55,155

Selling, general and administrative expense:
Steel Processing	$33,409	$40,909	$137,056	$141,913
Pressure Cylinders	49,129	51,547	183,210	189,858
Engineered Cabs	4,358	4,085	17,513	17,040
Other	967	8,951	613	18,649
Total selling, general and administrative expense	$87,863	$105,492	$338,392	$367,460

Operating income (loss):
Steel Processing	$14,919	$47,563	$89,761	$152,690
Pressure Cylinders	21,428	(29,267)	69,872	23,396
Engineered Cabs	(3,195)	(5,274)	(14,664)	(11,305)
Other	(1,140)	(8,459)	(205)	(23,171)
Total operating income	$32,012	$4,563	$144,764	$141,610

Equity income (loss) by unconsolidated affiliate:
WAVE	$23,088	$25,070	$82,283	$77,528
ClarkDietrich	3,884	7,208	8,640	9,784
Serviacero Worthington	1,357	3,021	8,140	8,788
ArtiFlex	904	1,962	2,026	4,927
Other	(4,091)	2,357	(4,050)	2,112
Total equity income	$25,142	$39,618	$97,039	$103,139

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2019	2018	2019	2018
Volume (units):
Consumer products	16,362,485	19,103,221	68,791,001	72,641,033
Industrial products	4,186,952	5,367,134	14,994,640	17,530,398
Oil & gas equipment	395	701	1,652	2,703
Total Pressure Cylinders	20,549,832	24,471,056	83,787,293	90,174,134

Net sales:
Consumer products	$118,424	$125,117	$470,447	$471,205
Industrial products	174,170	188,191	627,053	635,624
Oil & gas equipment	29,714	26,696	110,298	99,354
Total Pressure Cylinders	$322,308	$340,004	$1,207,798	$1,206,183

The following provides detail of impairment of goodwill and long-lived assets and restructuring and other expense (income), net included in operating income by segment.

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2019	2018	2019	2018
Impairment of goodwill and long-lived assets:
Steel Processing	$3,269	$-	$3,269	$-
Pressure Cylinders	2,167	52,919	4,548	53,883
Engineered Cabs	-	-	-	-
Other	-	-	-	7,325
Total impairment of goodwilll and long-lived assets	$5,436	$52,919	$7,817	$61,208

Restructuring and other expense (income), net:
Steel Processing	$-	$(28)	$(9)	$(10,087)
Pressure Cylinders	692	-	(11,009)	2,365
Engineered Cabs	-	-	-	(78)
Other	-	-	-	379
Total restructuring and other expense (income), net	$692	$(28)	$(11,018)	$(7,421)

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com